EXHIBIT 99.4

FOR IMMEDIATE RELEASE

CONTACTS:

CAI WIRELESS SYSTEMS, INC.:
James P. Ashman, CFO
(518) 462-2632

INVESTOR RELATIONS:
Jason Thompson
Lippert/Heilshorn & Associates
(1) 838-3777

MEDIA:
Anne B. Inman, APR
Lori Bookbinder
LevLane Public Relations
(610) 667-7313
loribook@levlane.com


         CAI RENEGOTIATES TERMS WITH RBOCS ON SECURITIES REPURCHASE
               OPTION MOVE COULD SAVE COMPANY UP TO $100 MILLION


      ALBANY, NY.  April 30, 1997 --  CAI Wireless Systems, Inc. (NASDAQ NM:

CAWS) announced today that it has renegotiated an option to repurchase the $100 million face amount of CAI securities held by affiliates of Bell Atlantic

(NYSE: BEL) and NYNEX Corporation (NYSE:NYN).  The repurchase consideration is

$40 million in cash and 100,000 shares of convertible junior preferred stock.

The junior preferred stock, which is non-voting, carries no coupon and has no maturity, is convertible into 2.5 million shares of CAI common stock.  The repurchase option is exercisable through February 28, 1998 and would require the consent of holders of CAI's 12 1/4 % Senior Notes due 2002 (the "Senior

Notes").  The Company estimates that the aggregate cash savings to CAI in principal and accrued but unpaid interest and dividends on the CAI securities could be up to $100 million, depending on the timing of any such repurchase.



      The arrangement is an Amendment of the so-called Modification Agreement entered into among Bell Atlantic and NYNEX (together, the "RBOCs") and CAI last

December, at which time they suspended their digital television joint venture known as the Business Relationship Agreement (the "BR Agreement").  The

Modification Agreement, however, only granted CAI a right to repurchase its securities from the RBOCs at a premium above par that increased over time.  As a part of the Amendment, the RBOCs also immediately released CAI from its obligation under the BR Agreement to make its wireless MMDS spectrum available to them at a future date in Boston, Pittsburgh, Albany, Syracuse and Buffalo.

Upon a repurchase of the CAI securities, as contemplated by the Amendment, the

BR Agreement will lapse in its entirety, releasing a similar obligation in

CAI's other markets.



      "The right to purchase the CAI securities held by Bell Atlantic and NYNEX at a price that more accurately reflects their current value should give CAI  a better opportunity to attract strategic investors willing to participate with us in maximizing the value of our MMDS spectrum," said Jared E. Abbruzzese,

Chairman and Chief Executive Officer of CAI.  "Should CAI raise the $40 million and exercise its repurchase option, it can be free of this constraint on CAI's considerable MMDS spectrum.  This should enhance our continuing efforts to build value as we explore a number of revenue streams from a variety of uses for our spectrum in wireless video, voice and data applications.



      "This is good news," added John Prisco, CAI President and Chief Operating

Officer, "especially for the Boston market where we have built a state-of-the-

art digital wireless system.  We expect to provide a subscription video product in Boston this Fall and are about to embark on a telephony trial there."

Prisco went on, "We are in discussions and in hands-on trials with a number of telecommunications companies that have an interest in testing the versatility of our spectrum, especially in Internet, intranet and telephony applications.

We have recently received authority from the Federal Communications Commission that permits us to use our Pittsburgh market as a "wireless telecommunications laboratory" to test our technology and equipment in a number of video, voice and data applications.  If these tests are successful, we hope to extend the results to our other markets throughout the northeast and mid-Atlantic states.



      In connection with the execution of the Amendment, the RBOCs also suspended or released CAI from a number of covenant restrictions and governance rights and provided CAI with a blanket proxy on the RBOCs' approximately 10%

interest in CS Wireless Systems, Inc., CAI's joint venture MMDS company with

Heartland Wireless Communications, Inc.  If the repurchase is consummated, the

CS Wireless shares would be returned to CAI without additional consideration.

The Amendment also provides for a current mutual exchange of releases and an agreement to share certain patent and intellectual property rights related to their digital wireless venture.



CAI EXPRESSES SATISFACTION TO GOVERNMENT AGENCIES



      CAI has advised the New York Public Service Commission, the Federal

Communications Commission, the Department of Justice and other government agencies of the terms of the Amendment and that it is now satisfied with the arrangement.  CAI, which has been engaged in expanding beyond wireless video to

Internet and telephony applications of its wireless MMDS spectrum, had expressed concern to these agencies that the impending merger of Bell Atlantic and NYNEX had potentially anti-competitive effects while the RBOCs continued to have the ability to exercise an influence over CAI and its MMDS spectrum.  The

RBOCs' merger has recently received approval of the Department of Justice, as well as the New York Public Service Commission and is anticipated to be consummated shortly.  CAI, in conjunction with the Amendment, has now indicated that it would not challenge the merger or any other activity of the

RBOCs on the basis of their ownership of the CAI securities or the BR

Agreement.



RBOC REPURCHASE CONSIDERATION



      In addition to the $40 million in cash, the RBOCs will receive as consideration for the surrender of their CAI securities, 100,000 shares of a series of non-voting junior preferred stock.  The junior preferred stock carries a liquidation preference of $30 million in the aggregate, but carries no special dividends, covenants or governance rights, except as provided under the Connecticut Business Corporation Act, under which CAI is incorporated.

Each of the 100,000 shares of junior preferred stock is convertible into 25 shares of CAI common stock in the hands of a subsequent purchaser unrelated to the RBOCs.  If the junior preferred stock continues to be held by the RBOCs at the end of three years, and the value of the CAI common stock is not at least

$14.00 per share, then the RBOCs would be entitled to a Value Floor representing the difference between the then-market value of the CAI common stock and $14.00 per share.  At CAI's election, the Value Floor would be payable either in the form of up to, but not more than, 1 million additional shares of CAI common stock or in the form of a ten-year subordinated note in a principal amount of up to $15 million, bearing interest at 8%, which is payable in kind for the first five years.



      Consummation of the repurchase would require consent of the holders of a majority in principal amount of the Senior Notes.  The Company anticipates that it would not seek such approval before the Fall, and only in connection with other financing arrangements.  The Company expects to close with the next several weeks the $30 million interim debt facility previously announced.

      CAI, based in Albany, operates six analog-based wireless systems in New

York City, Rochester and Albany, NY; Philadelphia, PA; Washington, DC, and

Norfolk/Virginia Beach, VA.  CAI also owns a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and

Syracuse, NY; Providence, RI; Hartford, CT; Boston, MA; Baltimore, MD, and

Pittsburgh, PA.  CAI also owns approximately 48% of CS Wireless Systems, Inc.,

an MMDS operator with markets located primarily in the southwestern region of the United States.



      THE STATEMENTS CONTAINED IN THIS PRESS RELEASE RELATING TO CAI'S PLANS
AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, INCLUDING PLANS OR OBJECTIVES RELATING TO CAI'S PRODUCTS AND SERVICES, CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ACTUAL RESULTS OF THE COMPANY MAY DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AND MAY BE AFFECTED BY A NUMBER OF FACTORS INCLUDING THE ABILITY TO OBTAIN THE FUNDS NECESSARY TO REPURCHASE THE CAI SECURITIES FROM THE RBOCS, AS CONTEMPLATED BY THE AMENDMENT, THE RECEIPT OF REGULATORY APPROVALS FOR ALTERNATIVE USES OF ITS MMDS SPECTRUM, THE AVAILABILITY OF NEW STRATEGIC PARTNERS AND THEIR WILLINGNESS TO ENTER INTO ARRANGEMENTS WITH CAI, THE TERMS OF SUCH ARRANGEMENTS, THE SUCCESS OF CAI'S TRIALS IN VARIOUS OF ITS MARKETS, THE COMMERCIAL VIABILITY OF ANY ALTERNATIVE USE OF MMDS SPECTRUM, CONSUMER ACCEPTANCE OF ANY NEW PRODUCTS OFFERED OR TO BE OFFERED BY CAI, SUBSCRIBER EQUIPMENT AVAILABILITY, TOWER SPACE AVAILABILITY, ABSENCE OF INTERFERENCE AND THE ABILITY OF CAI TO REDEPLOY OR SELL EXCESS EQUIPMENT,
AS WELL AS OTHER FACTORS CONTAINED HEREIN AND IN CAI'S SECURITIES FILINGS.

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